                                                                   EXHIBIT 99.1


FOR RELEASE:  Immediately

CONTACT:      Victor J. Galan           Joseph R. Sandoval
              Chairman and CEO          Executive Vice President & CFO
              (787) 766-8301            (787) 756-2802

                 R&G FINANCIAL REPORTS RECORD EARNINGS FOR THE
                    QUARTER AND YEAR ENDED DECEMBER 31, 2002

         San Juan, Puerto Rico, January 21, 2003 -- R&G Financial Corporation ("the Company") (NYSE:RGF), the financial holding company of R-G Premier Bank, Crown Bank, FSB, and R&G Mortgage Corp., today reported record earnings for the quarter and year ended December 31, 2002. For the year ended December 31, 2002, net income amounted to $96.3 million, compared to income of $66.3 million before the cumulative effect of a change in accounting principle for 2001, an improvement of 45%; consolidated earnings per diluted share were $2.49, compared to $1.85 per diluted share before the cumulative effect of a change in accounting principle for 2001, an increase of 35%. For the fourth quarter of 2002, net income amounted to $27.1 million compared to $20.1 million for the fourth quarter of 2001, an increase of 35%; consolidated earnings per diluted share were $0.68, compared to $0.55 per diluted share for the fourth quarter of 2001, an increase of 24%.


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R&G Financial Corporation
Page 2

These strong earning results were achieved in spite of impairment charges and unscheduled amortization of $9.2 million and $5.7 million during the third and fourth quarter of 2002, respectively, on the Company's servicing asset, related to increases in mortgage prepayment rates as a result of lower interest rates for mortgage loans. The resulting decrease in earnings were more than offset by increases in gain on sale and fees from mortgage loans, which is attributable to record volumes of mortgage loan originations and sales. Total loan production during the fourth quarter of 2002 was $881 million, the highest amount of total loan production for any given quarter in the Company's history, representing a 28% increase compared to the same quarter a year ago. Total loan production for 2002 amounted to a record $2.9 billion. The Company's servicing portfolio increased during the year to $11.0 billion as of December 31, 2002.

         For the fourth quarter of 2002, the Company's net interest income grew 42% to $42.1 million; for the year ended December 31, 2002, net interest income increased 56% to $151.5 million. The increases in net interest income during the fourth quarter and year ended December 31, 2002 were attributable to record amounts of earning assets, as well as an expanded net interest margin due to reductions in market interest rates. The acquisition of Crown Bank in early June 2002 also provided the Company with approximately $472.5 million in low-cost deposits, which will continue to benefit net interest income in future periods.

         For the fourth quarter of 2002, gain on the origination and sale of loans increased 49% to $27.1 million; for the year ended December 31, 2002, gain on the origination and sale of loans increased 36% to $84.9 million.


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R&G Financial Corporation
Page 3

         The Company's return on equity (ROE) and return on assets (ROA) during the fourth quarter of 2002 amounted to 21.2% and 1.7%, respectively, compared to 22.3% and 1.8%, respectively, during the fourth quarter of 2001. ROE and ROA for the year ended December 31, 2002 climbed to 21.8% and 1.8%, respectively, from 20.8% and 1.6%, respectively, in 2001. These performance results were achieved after taking into consideration approximately $45.2 million in additional capital which was raised in a public offering of common stock in August 2002.

         Commenting on the significant results for the fourth quarter and year ended December 31, 2002, Mr. Victor J. Galan, Chairman of the Board and Chief Executive Officer of the Company indicated:

         "We are pleased to report these excellent results and another quarter of record earnings, together with record assets and loan production. During 2002, our banking franchise experienced strong growth, reaching record levels in part due to the successful acquisition of Crown Bank during the year, the ongoing expansion of our commercial lending portfolio, a segment in which we are competing very effectively, and our focus on internally originated loans. With the Crown Bank acquisition taken in consideration, banking assets grew 40% during the year to a record $5.5 billion as of December 31, 2002, together with a 53% increase in the Company's loans portfolio to a record $2.8 billion. We look forward to 2003 and are poised to continue to enhance shareholders' value through successful expansion across all business lines of the Company, and the continued successful integration of our Puerto Rico and continental US operations."


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R&G Financial Corporation
Page 4


         Core earnings of Crown Bank, R&G Financial's Florida-based federal savings bank acquired during the second quarter of 2002, continued to be accretive to earnings per share during the quarter. Core earnings of Crown Bank were approximately $1.4 million or $0.025 per share during the fourth quarter of 2002.

         The Company also announced its quarterly cash dividend for the fourth quarter of 2002 of $0.0985 per share ($0.3940 on an annualized basis) on the Company's common stock, to be paid on March 27, 2003 to stockholders of record as of the close of business on March 21, 2003. Such dividend represents the 25th consecutive increase in the Company's quarterly dividend payments.

         R&G Financial, currently in its 31st anniversary, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries: R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, Crown Bank, FSB, its Florida based federal savings bank acquired during the second quarter of 2002 with branches in the Orlando/Tampa/St. Petersburg Florida markets, R&G Mortgage Corp., Puerto Rico's second largest residential mortgage loan originator and servicer, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corp., R&G Financial's New York and
North Carolina based mortgage banking subsidiary and the largest FHA/VA mortgage loan originator in its New York footprint, Home & Property Insurance Corporation, its


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R&G Financial Corporation
Page 5


Puerto Rico insurance agency, and R-G Investments Corporation, its Puerto Rico based broker-dealer, with a combined network of 88 branches (40 mortgage offices in Puerto Rico, 5 mortgage offices in the U.S., 28 bank branches mainly located in the northeastern section of Puerto Rico and 15 bank branches in Florida). At December 31, 2002, the Company had $6.3 billion of total assets and $661.3 million of stockholders' equity, or an increase of 34% and 44%, respectively, from the corresponding amounts a year ago.

         "SAFE HARBOR" STATEMENT UNDER THE PRIVACY SECURITIES LITIGATION REFORM ACT OF 1995

         Statements made in this Press Release that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and R&G Financial assumes no obligation to update this information. Because actual results may differ materially from expectations, R&G Financial cautions readers not to place undue reliance on these statements. For a detailed discussion of the important factors affecting R&G Financial, please see the Company's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission.


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R&G Financial Corporation
Page 6

                                                                At                  At                    At
                                                           December 31,          Dec. 31,            September 30,
                                                               2002                2001                  2002
                                                           ------------         ------------         -------------

(Dollars in Thousands, except for per share data and as otherwise indicated)

SELECTED BALANCE SHEET DATA
(Unaudited)

Total assets                                               $6.3 billion         $4.7 billion         $6.2 billion
Loans receivable, net                                         2,759,689            1,802,388            2,625,828
Mortgage loans held for sale                                    258,738              236,434              225,008
Mortgage-backed securities held for trading                      74,757               93,948               73,939
Mortgage-backed and investment securities available
for sale                                                      2,557,052            2,081,679            2,620,790
Mortgage-backed and investment securities held
to maturity                                                      76,590               75,632               77,730
Servicing asset                                                 142,334              105,147              147,554
Cash and cash equivalents                                       191,369              157,725              183,171
Deposits                                                      2,801,283            2,061,224            2,814,350
Securities sold under agreements to repurchase                1,489,758            1,396,939            1,509,276
Notes payable                                                   229,607              195,587              196,330
Other borrowings                                                950,790              472,097              881,101
Stockholders' equity                                            662,218              459,121              638,534
Common stockholders' equity                                     449,218              315,121              425,534
Total # of common shares outstanding                         33,993,262           31,294,378           33,985,743
Common Stockholders' equity per share                      $      13.21         $      10.07         $      12.52
Servicing portfolio                                          10,991,944            7,224,571           11,250,103
Book value of servicing portfolio                                  1.29%                1.46%                1.31%
Allowance for loan losses (ALL)                                  32,676               17,428               29,446
Non-performing loans (NPL's)                                     77,295               72,472               89,304
NPL's/Total loans                                                  2.68%                3.79%                3.25%
All/Total loans                                                    1.13%                0.91%                1.07%
All/Total Non-performing loans                                    42.27%               24.05%               32.97%
NPL's - Crown Bank acquired                                          --                   --               11,142
All acquired - Crown Bank                                            --                   --                7,194


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R&G Financial Corporation
Page 7


                                               FOR THE THREE MONTHS ENDED               FOR THE YEAR            THREE MONTHS ENDED
                                                      DECEMBER 31,                    ENDED DECEMBER 31,          SEPTEMBER 30,
                                                      (UNAUDITED)                       (UNAUDITED)                (UNAUDITED)
                                              -----------------------------     -----------------------------   ------------------
                                                  2002             2001             2002             2001              2002
                                              ------------     ------------     ------------     ------------   ------------------
                                                              (Dollars in Thousands, except for per share data)

SELECTED INCOME STATEMENT DATA
REVENUES:
Net interest income                           $     42,121     $     29,561     $    151,485     $     97,045     $     41,310
Provision for loan losses                           (4,500)          (3,800)         (18,020)         (11,125)          (3,970)
Net interest income after provision
for loan losses                                     37,621           25,761          133,465           85,920           37,340
Loan administration and servicing fees              11,966            8,889           42,783           33,920           11,193
Net gain on origination and sale of loans           27,086           18,211           84,927           62,512           24,380
Other                                                3,960            3,621           16,431           12,615            4,539

    TOTAL REVENUES                                  80,633           56,482          277,606          194,967           77,452

OPERATING EXPENSES:

Employee compensation and benefits                  13,157            9,450           45,244           33,290           12,535
Office occupancy and equipment                       5,525            4,358           19,631           16,649            5,138
Other administrative and general                    26,048           16,093           87,729           57,133           27,712

   TOTAL EXPENSES                                   44,730           29,901          152,604          107,072           45,385

Income before income taxes and
cumulative effect from change in
accounting principle                                35,903           26,581          125,002           87,895           32,067
Income taxes                                        (8,761)          (6,459)         (28,660)         (21,601)          (7,019)
Income before cumulative effect
from change in accounting principle                 27,142           20,122           96,342           66,294           25,048
Cumulative effect from change in
accounting principle, net of income taxes               --               --               --             (323)              --
Net income                                    $     27,142     $     20,122     $     96,342     $     65,971     $     25,048

Less:  Preferred stock dividends                    (3,971)          (2,720)         (14,955)          (9,920)          (3,971)
Net income available to common stockholders   $     23,171     $     17,402     $     81,387     $     56,051     $     21,077

Earnings per share:

Income before cumulative effect
per share - Basic                             $       0.68     $       0.57     $       2.51     $       1.89     $       0.64
Income before cumulative effect
per share - Diluted                           $       0.68     $       0.55     $       2.49     $       1.85     $       0.63
Net income per common share - Basic           $       0.68     $       0.57     $       2.51     $       1.88     $       0.64
Net income per common share - Diluted         $       0.68     $       0.55     $       2.49     $       1.83     $       0.63
Average shares outstanding - Basic              33,990,538       31,115,042       32,420,877       29,871,972       33,053,988
Average shares outstanding - Diluted            34,180,444       31,654,183       32,706,465       30,552,403       33,301,846
Return on common equity                              21.19%           22.29%           21.77%           20.77%           21.51%
Return on assets                                      1.74%            1.80%            1.77%            1.63%            1.73%
Total Loan Production                         $    880,936     $    685,983     $  2,942,684     $  2,473,168     $    744,563